UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

COOPER CAMERON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
[_]	Fee paid previously with preliminary materials.

[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:
Notes:

Reg. (S) 240.14a-101. SEC 1913 (3-99)

P e o p l e • P r o d u c t i v i t y • P r o c e s s e s • P e r f o r m a n c e

2002 Proxy Statement and

Notice of Annual Meeting

of Stockholders

Sheldon R. Erikson Chairman of the Board, President and Chief Executive Officer

To the Stockholders of Cooper Cameron Corporation:

          You are cordially invited to attend the Annual Meeting of Stockholders of Cooper Cameron Corporation to be held on Thursday, May 9, 2002, at the Company’s corporate headquarters, 1333 West Loop South, Suite 1700, Houston, Texas, commencing at 10 a.m., local time. A report on Cooper Cameron will be presented at the meeting, followed by a question and answer session.

          You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages of this booklet.

          We know that most of our stockholders will be unable to attend the Annual Meeting in person. The Board of Directors of our Company therefore is soliciting proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please vote your shares via the Internet, by telephone, or by mail as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in the accompanying Proxy Statement.

          Thank you for your continued support and interest in Cooper Cameron.

Very truly yours,

Sheldon R. Erikson

COOPER CAMERON CORPORATION 1333 West Loop South, Suite 1700 Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time
10:00 a.m. on May 9, 2002

Place
1333 West Loop South, Suite 1700, Houston, Texas

Items of Business
1.	Elect two members to Class I of the Board of Directors.
2.	Ratify the appointment of independent auditors for 2002.
3.	Transact such other business as may properly come before the Meeting or any adjournment thereof.

Record Date
March 13, 2002

Annual Report
The Annual Report for the year ended December 31, 2001, which is not a part of the proxy solicitation material, has been mailed along with this Notice and accompanying Proxy Statement.

Proxy Voting
Stockholders of record may appoint proxies and vote their shares in one of three ways:
•	via Internet pursuant to the instructions on the proxy card,
•	calling the toll-free number on the enclosed proxy card, or
•	signing, dating and mailing the enclosed proxy card in the envelope provided.

Stockholders whose shares are held by a bank, broker or other financial intermediary may appoint proxies and vote as provided by that bank, broker or intermediary.

Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

William C. Lemmer
Vice President, General Counsel and Secretary
March 25, 2002

COOPER CAMERON CORPORATION

PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2002

          This Proxy Statement and the accompanying proxy/voting instruction card (“proxy card”) are being furnished to stockholders of record of Cooper Cameron Corporation (“Company”) by the Company’s Board of Directors (“Board”) in connection with its solicitation of proxies to be used at the 2002 Annual Meeting of Stockholders, scheduled to be held on May 9, 2002, or any adjournments thereof (“Meeting”). This Proxy Statement and the accompanying proxy card will be mailed to stockholders beginning March 25, 2002.

GENERAL INFORMATION FOR STOCKHOLDERS

Who is entitled to vote?

          Owners of shares of Cooper Cameron common stock (“Common Stock”) on March 13, 2002, the Record Date, may vote.

          Participants in the Cooper Cameron Corporation Retirement Savings Plan and the Company-sponsored Individual Account Retirement Plans (collectively, “Retirement Plans”) may give voting instructions with respect to the number of equivalent shares credited to their account in the Retirement Plans to the Retirement Plans’ trustees, who have the voting power over the actual shares in the Retirement Plans.

What is to be voted on?

          The election of two directors to the Board,

          The ratification of the appointment of independent auditors for 2002, and

          Any other business that may properly come before the Meeting, though the election and ratification are the only scheduled items of which the Company was given required notice.

How does the Board recommend shares be voted?

          The Board recommends that stockholders vote FOR each of the director nominees, and FOR the ratification of the appointment of the Company’s independent auditors.

How can shares be voted?

          Shares of Common Stock can be voted in person at the Meeting or can be voted, or voting instructions given to the Retirement Plans’ trustees, by proxy in one of three ways, the instructions for which are on the proxy card:

•	by Internet

•	by telephone

•	by signing, dating and returning a proxy card.

How will votes be counted?

          Votes will be counted as directed, except

•
when a signed proxy card is returned with no choice indicated, in which case shares will be voted either as recommended by the Board, or, if the shares are held in one or more of the Cooper Cameron Retirement Plans, they will be voted in the same proportion as the other shares in the Retirement Plans have been voted; and

•
if a proposal, other than the election of directors or ratification of the appointment of independent auditors for 2002, is properly presented for consideration at the Meeting, the persons named in the proxy card will exercise their discretion in voting on the proposal.

What is the effect of abstentions and broker non-votes?

          Any stockholder who does not desire to vote on any proposal may abstain from voting by marking the appropriate space on the proxy card or by following the telephone or Internet instructions. A “broker non-vote” occurs when a beneficial owner of stock held by a bank, broker or other financial intermediary does not give instructions to such intermediary on how the shares should be voted and the intermediary exercises its discretionary authority under the rules of the New York Stock Exchange to vote on one or more, but not all, of the proposals. However, shares voted as abstaining and shares with respect to which there are “broker non-votes” will be counted as present for both the purpose of establishing a quorum and the purpose of determining the number of votes needed for approval of any proposal before the Meeting other than the election of directors. As explained below, an abstention or broker non-vote will have no effect on the election of directors but will have the effect of a negative vote on all other matters.

What vote is required for approval?

          Provided a quorum is present, directors are elected by a plurality of the votes cast by the shares entitled to vote and present at the Meeting. Therefore, the two nominees for director receiving the highest number of votes cast will be elected. Abstentions, broker non-votes and shares not voted will have no effect.

          The ratification of the appointment of independent auditors for 2002 and other proposals that may be voted on will be decided by the majority of the votes cast by the shares entitled to vote at the Meeting which are present at the Meeting. Abstentions and broker non-votes will have the effect of a negative vote since all matters other than the election of directors require the affirmative vote of a majority of shares which are present and entitled to vote at the Meeting to be approved.

What constitutes a quorum?

          If a majority of the shares of Common Stock entitled to vote at the Meeting are present at the Meeting, whether present in person or represented by proxy, a quorum is established. A quorum is required to transact business.

What shares will be considered “present” at the Meeting?

          The shares voted at the Meeting and shares for which properly signed proxy cards have been returned or which were properly voted by Internet or telephone will be counted as “present” for purposes of establishing a quorum and determining the number of votes needed for approval of any proposal before the Meeting other than the election of directors, which is decided by a plurality of votes cast if a quorum is present.

How can a proxy be revoked?

          A proxy can be revoked at any time prior to a vote at the Meeting by

•	notifying the Secretary of the Company in writing, or

•	signing and returning a later-dated proxy.

How many shares can be voted?

          As of March 13, 2002, the record date, there were 54,013,411 shares of common stock outstanding and entitled to be voted.

When and where will a list of stockholders be available?

          A list of stockholders of record will be available for examination at the Company’s office during ordinary business hours for a period of ten days prior to the Meeting.

PROPOSALS

Election of Directors—Proposal Number 1 on the Proxy Card

          The Company’s Certificate of Incorporation provides for a Board of Directors of between five and fifteen members (with seven being the number currently authorized) divided into three classes. The term of each class of directors is normally three years, and the term of one class expires each year in rotation, so that approximately one-third of the Board is elected each year. The term of the Class I directors expires at this year’s Meeting, at which the stockholders will elect new Class I directors. The current Class I directors are Grant A. Dove and David Ross III. Mr. Dove will not stand for reelection in accordance with the Company policy of not doing so after reaching age 70.

Nominees

          The Board has nominated Messrs. David Ross III for re-election and Bruce W. Wilkinson for election as Class I directors for a three-year term expiring at the Annual Meeting of Stockholders in 2005, or when their successors are elected and qualified.

          If either of the nominees is unable to serve, which is not anticipated, the remaining Board members may nominate another person, elect a substitute, or, alternatively, reduce the size of the Board, all in accordance with the Company’s Certificate of Incorporation.

The Board recommends that stockholders vote FOR each of the nominees.

Ratification of the Appointment of Independent Auditors for 2002—Proposal Number 2 on the Proxy Card

          Ernst & Young LLP has served as the Company’s independent auditors since 1995. The Audit Committee has recommended and the Board has approved the appointment of Ernst & Young LLP as independent auditors for the Company for fiscal year 2002, subject to the ratification of such approval by the stockholders.

          A vote will be taken on a proposal to ratify this appointment at the Meeting. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent auditors to audit the financial statements of the Company is of sufficient importance to seek stockholder ratification. In the event a majority of the shares of Common Stock present in person or represented by proxy voted at the Meeting is not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Board will reconsider the appointment.

          It is expected that representatives of Ernst & Young LLP will be present at the Meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements incorporated by reference in the Company’s Annual Report on Form 10-K. These representatives will have the opportunity to make a statement if they desire.

          The fees billed by Ernst & Young LLP for services rendered for 2001 are set out on page 6.

          The Board recommends that stockholders vote FOR this appointment.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Role of the Board

          The business and affairs of the Company are governed in accordance with the provisions of the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, and are managed under the direction of the Board. The directors are informed of the Company’s business and affairs through Board and Board Committee meetings, background and informational presentation materials provided them on a regular basis, meetings with officers and employees of the Company and outside advisors.

Board Committees

          There are two permanent Committees of the Board, the Audit Committee and the Compensation Committee. The Board, acting as a Committee of the whole, serves as the Nominating Committee. Both the Audit and Compensation Committees are composed entirely of independent directors. An “independent director,” as the term is used here, and as it is used by the Securities and Exchange Commission and the New York Stock Exchange, means a director who is not a present or former employee of the Company and who has no meaningful financial or personal tie to the Company or its management other than through share ownership or his or her position as a director. Membership of the Committees is as follows:

AUDIT	COMPENSATION
Nathan M. Avery	C. Baker Cunningham
Lamar Norsworthy	Grant A. Dove*
Michael E. Patrick*	David Ross III

* Chair

Board and Committee Meeting Attendance

          During 2001, the Board held four meetings, the Compensation Committee held four meetings and the Audit Committee held two meetings. Attendance for all such meetings was 96 percent. No director attended less than 83 percent of the meetings of the Board and the Committees on which such director served.

Audit Committee Report

          The Audit Committee of the Board of Directors (the “Committee”) is composed of three directors, independent and otherwise qualified as required by the New York Stock Exchange, and operates under a written charter approved by the Board of Directors that is reviewed at least annually by the Committee.

          Management is responsible for the adequacy of the Company’s financial statements, internal controls and financial reporting processes. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for monitoring and overseeing these processes and otherwise assisting the directors in fulfilling their responsibilities relating to corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. The functions of the Committee are focused primarily on three areas:

•	The scope and adequacy of the Company’s internal controls and financial reporting processes and the reliability of the Company’s financial statements;

•	The independence and performance of the Company’s internal and independent auditors; and

•	The Company’s compliance with legal and regulatory requirements related to the filing and disclosure of the quarterly and annual financial statements of the Company.

           The principal functions of the Committee include:

•	Recommending the selection of independent auditors, and approving the scope, timing and fees of the annual audit as well as any non-audit services to be provided by the independent auditors;

•	Reviewing the scope and adequacy of the internal audit function, plans and significant findings;

•
Meeting with management and with the independent auditors to review the scope, procedures and results of the audit, the appropriateness of accounting principles and disclosure practices, and the adequacy of the Company’s financial and auditing personnel and resources;

•	Meeting with management and the internal and external auditors to review the Company’s internal controls, including computerized information systems control and security;

•	Reviewing the Company’s financial statements and earnings releases prior to filing;

•	Reviewing significant changes in accounting standards and legal and regulatory matters that may impact the financial statements;

•	Meeting with management to review compliance policies and programs, including the Company’s conflict of interest and ethical conduct policy (Standards of Conduct Policy); and

•	Conferring independently with the internal auditors and the independent auditors in carrying out these functions.

          To be in a position to advise the Board regarding the Company’s 2001 consolidated financial statements, the Committee took a number of steps, including:

•	The Committee approved the scope of the Company’s internal and independent audits;

•
The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;

•
The Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and received management’s representation that the Company’s financial statements were prepared in accordance with generally accepted accounting principles;

•
The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, estimates and financial statements and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States; and

•
The Committee discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors’ independence.

          Based on the Committee’s discussion with management, the director of internal audit, and Ernst & Young LLP and the Committee’s review of the representation of management and the report of Ernst & Young LLP to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE,

Michael E. Patrick, Chairman
Nathan M. Avery
Lamar Norsworthy

Principal Accounting Firm Fees

          The following table sets forth the U.S. dollar equivalent fees billed or to be billed by the Company’s principal accounting firm, Ernst & Young LLP, for services rendered for the year ended December 31, 2001.

SERVICES	AMOUNT

Audit Fees	$463,000

Audit-Related Fees:
Foreign Subsidiary Audits and Related Matters	$430,800
Internal Audit Assistance	$321,800
$752,600

Financial Information Systems Design and Implementation Fees	$ -0-

All Other Fees:
Tax Consulting and Advisory Services	$264,500
Other	$ 46,900
$311,400

          The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining the accounting firm’s independence.

Stock Ownership Guidelines

          The Company established stock ownership guidelines for its directors, officers and certain key employees in 1996. The Board adopted these guidelines in order to align the economic interests of the directors, officers and key employees of the Company with those of the stockholders and further focus the future direction of the Company on enhancing stockholder value. Under these guidelines, within three years of their election, outside directors are expected to own $100,000 worth of the Company’s Common Stock, and officers and certain key employees, a total of 49 persons, are expected to own Common Stock having a market value between one and five times their base salary, depending on their job category. All directors and 100% of the officers and key employees of the Company are in compliance with these guidelines.

Directors’ Compensation

          The following table displays the components of outside director compensation. Employee directors receive no compensation for serving on the Board or its Committees.

COMPENSATION	AMOUNT/NUMBER

Annual Board Retainer	$30,000

Annual Option Grant	6,000 shares

Board/Committee Meeting Fee	$1,000

          Under the provisions of the Second Amended and Restated 1995 Stock Option Plan for Non-Employee Directors (the “Directors’ Plan”), approved at the 1999 Annual Meeting of Stockholders, directors may elect to receive, in lieu of the Annual Board Retainer, stock options or a combination of cash and options. All of the current directors have elected to receive stock options in lieu of all their Annual Board Retainers through the year 2002 pursuant to the formula in the Directors’ Plan. Each director received an option grant in lieu of the Annual Board Retainer during 2000 for 4,290 shares with respect to 2001, and during 2001, for 4,290 shares with respect to 2002. During 2001, options for a total of 25,740 shares of Company Common Stock were granted pursuant to the options-in-lieu feature of the Directors’ Plan.

           Options granted to non-employee directors pursuant to the Annual Option Grant as well as the options-in-lieu of Annual Board Retainer have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, become fully exercisable on the first anniversary of the effective date of the grant, and expire five years after the effective date of the grant, subject to prior termination, all pursuant to the terms of the Directors’ Plan. The effective date for options-in-lieu of Annual Board Retainer granted for the years 2001 and 2002 is the first day of the calendar year for which the grant is made. The effective date for the Annual Option Grant for each of these years was and will be the date of the Annual Meeting of Stockholders for each of these years respectively. The exercise prices for the options-in-lieu of Annual Board Retainer granted for the years 2001 and 2002 are $53.72 and $33.00, respectively, and the exercise price for the Annual Option Grant for 2001 is $64.875.

          The maximum number of shares to be issued under the Directors’ Plan and the number of shares subject to option are subject to adjustment in the event of stock splits or other changes in the Company’s capital structure.

          Under the Directors’ Deferred Compensation Plan, each non-employee director serving on the board for five or more years and who (i) does not stand for reelection in accordance with the Company policy of not doing so after reaching age 70 or because he or she was not recommended by the Board, (ii) is not reelected by the stockholders, or (iii) dies while a director, will earn a benefit equal to five times the annual retainer in effect for directors at the time of termination of his or her board service. The benefit will be paid in a lump sum when he or she ceases to be a director.

The Nominees and Continuing Directors

          The names of the nominees for director and of the continuing directors, their principal occupations during the past five years, other directorships held, and certain other information are set out below, in order of their classification.

NOMINEES STANDING FOR ELECTION

CLASS I — TERM ENDING 2005 (IF ELECTED)

DAVID ROSS III

          Director since 1995. Age 61. Adjunct professor and member of the Board of Overseers of the Jesse H. Jones Graduate School of Administration at Rice University since 1979. From 1987 until 1993, he was Chairman and Chief Executive Officer of the Sterling Consulting Group, a firm providing analytical research, planning and evaluation services to companies in the oil and gas industry. Between 1984 and 1987, he was a principal in the Sterling Group, a firm engaged in leveraged buyouts, primarily in the chemical industry, and Camp, Ross, Santoski & Hanzlik, Inc., which provided planning and consulting services to the oil and gas industry. He is a director of Nuevo Energy Company.

BRUCE W. WILKINSON

          Not an incumbent director. Age 57. Chairman of the Board and Chief Executive Officer since August 2000, and President and Chief Operating Officer from May 2000 to July 2000, of McDermott International, Inc. He was a Principal of Pinnacle Equity Partners, L.L.C. (a private equity group) from May 1999 to April 2000; Chairman and Chief Executive Officer of Chemical Logistics Corporation (a company formed to consolidate chemical distribution companies) from April 1998 to April 1999; President and Chief Executive Officer of Tyler corporation (a diversified manufacturing and service company) from April 1997 to October 1997; Interim President and Chief Executive Officer of Proler International, Inc. (a ferrous metals recycling company) from July 1996 to December 1996; and Chairman and Chief Executive Officer of CRSS, Inc. (a global engineering and construction services company) from October 1989 to March 1996.

DIRECTORS CONTINUING IN OFFICE

CLASS II — TERM ENDS 2003

NATHAN M. AVERY

          Director since 1995. Age 67. He was Chairman of the Board and Chief Executive Officer of Galveston-Houston Company, a company specializing in the manufacturing of products to serve the oilfield industry, from 1977 to December 2000, when it was sold to Komatsu, Ltd. He was also Chairman of the Board and Chief Executive Officer of TransCoastal Marine Services, Inc., a marine construction company, from 1998 to 2000. Prior to that he was Chairman of the Board of Directors of Bettis Corporation, an actuator company, until 1996, when Bettis Corporation merged with Daniel Industries, Inc., and was a director and member of the Executive Committee of Daniel Industries until June 1999, when Daniel Industries merged with Emerson Electric Co.

C. BAKER CUNNINGHAM

          Director since 1996. Age 60. Chairman of the Board, President and Chief Executive Officer of Belden Inc., a wire, cable and fiber optic products manufacturing company, since 1993. He served in positions of increasing responsibility with Cooper Industries, Inc., a diversified manufacturer, marketer and seller of electrical products, tools and hardware from 1970 to 1993, including Executive Vice President, Operations from 1982 to 1993.

SHELDON R. ERIKSON

          Chairman of the Board of the Company since 1996, President and Chief Executive Officer and director since 1995. Age 60. He was Chairman of the Board from 1988 to 1995, and President and Chief Executive Officer from 1987 to 1995, of The Western Company of North America, an international petroleum service company engaged in pressure pumping, well stimulating and cementing. Previously, he was President of the Joy Petroleum Equipment Group of Joy Manufacturing Company. He is a director of Spinnaker Exploration Company, Layne Christensen Co. and NCI Building Systems. He also serves on the board of directors of the National Ocean Industries Association and the Petroleum Equipment Suppliers Association.

CLASS III — TERM ENDING 2004

LAMAR NORSWORTHY

          Director since 2001. Age 55. Chairman of the Board and Chief Executive Officer of Holly Corporation, an independent petroleum refiner, since 1988. He is a director of Zale Lipshy University Hospital and a member of the Board of Visitors of M.D. Anderson Cancer Center.

MICHAEL E. PATRICK

          Director since 1996. Age 58. Vice President and Chief Investment Officer of Meadows Foundation, Inc. since 1995. He was a Managing Director and Partner with M.E. Zukerman Energy Advisors from 1994 to 1995 and served as Executive Vice President, Chief Financial Officer and a director of Lomas Financial Corporation, as well as President and Chief Operating Officer of two Lomas subsidiaries, Lomas Mortgage USA and Lomas Information Systems, Inc., from 1992 through 1993. The Lomas companies were engaged in mortgage banking, information systems and real estate. Previously, he was Executive Vice Chancellor for Asset Management for the University of Texas System from 1984 to 1991. He is a director of BJ Services Company and the RGK Foundation and a trustee of St. Edward’s University.

SECURITY OWNERSHIP OF MANAGEMENT

          The following table sets forth, as of December 31, 2001, the number of shares of Common Stock beneficially owned (as defined by the Securities and Exchange Commission (“SEC”)) by each current director and nominee for director, by each executive officer named in the Summary Compensation Table included herein who is not also a director, and by all directors and executive officers as a group. For information regarding the Company’s stock ownership guidelines for directors and executive officers, see “Information Concerning the Board of Directors—Stock Ownership Guidelines.”

Directors and Nominee	Number of Shares of Common Stock Owned		Number of Shares That May Be Acquired By Options Exercisable Within 60 Days (1)(2)	Percent of Class

Nathan M. Avery	2,296	(3)	30,670	*

C. Baker Cunningham	8,846		60,670	*

Grant A. Dove	22,500		54,670	*

Sheldon R. Erikson	558,278	(4)	762,278	2.45

Lamar Norsworthy	3,500		0	*

Michael E. Patrick	2,000		35,320	*

David Ross III	9,796		36,670	*

Bruce W. Wilkinson	0	(5)	0	*

Executive Officers Named in the Summary Compensation Table Other Than Those Listed Above:

Thomas R. Hix	89,486	(4)	352,343	*

A. John Chapman	23,255	(4)	74,292	*

Franklin Myers	29,362	(4)	148,405	*

William C. Lemmer	3,963	(4)	56,770	*

All directors, the director nominee and executive officers as a group (15 persons including those named above)	784,784		1,727,920	4.65

*	Indicates ownership of less than one percent of Common Stock outstanding.

(1)	As defined by the SEC, securities beneficially owned include securities that the above persons have the right to acquire at any time within 60 days after December 31, 2001.

(2)
Includes shares under options in lieu of fees or salaries that have been earned pursuant to either (i) waiver of directors’ fees by the directors or (ii) waiver of salary by executive officers. Such options are not forfeitable or cancelable, expire five years from the effective date and become exercisable one year from effective date.

(3)	Includes 2,170 shares owned by family members as to which beneficial ownership is disclaimed.

(4)	Includes shares held in the Cooper Cameron Corporation Retirement Savings Plan as of December 31, 2001.

(5)	Mr. Wilkinson is a director nominee.

EXECUTIVE COMPENSATION

Compensation Committee Report On Executive Compensation

General

          The Compensation Committee of the Board of Directors (the “Committee”) supervises and administers the compensation and benefits policies, practices and plans of the Company. The principal functions of the Committee include:

•
reviewing the Company’s overall compensation policy, including compensation philosophy and strategy, short- and long-term incentive plans and programs, stock ownership plans, and employee benefit plans;

•	reviewing and recommending to the Board the compensation and benefits to be paid or provided to the Board of Directors;

•
reviewing the performance of the Chief Executive Officer and recommending to the Board the compensation to be paid to the Chief Executive Officer and approving the compensation to be paid to the other executive officers; and

•	reviewing and recommending to the Board employment agreements, termination agreements and severance policies and agreements.

          The Company’s primary objective is to increase stockholder value over time. To accomplish this objective, the overall goal of the Committee is to develop executive compensation policies which are consistent with and linked to the Company’s strategic business objectives. It is the policy of the Committee to compensate executive officers based on their responsibilities and experience, the achievement of specific business objectives and established goals and the Company’s long-term performance. The Committee has received advice from a compensation consulting firm as to comparable compensation for executives similarly situated as part of the Committee’s analysis. The compensation of the Chief Executive Officer and the other executive officers consists of a base salary, an annual bonus opportunity and stock option awards.

Base Salary and Annual Incentive Awards

          Each of the Company’s executive officers receives a base salary, or, in the alternative, receives options in lieu of all or a portion of his or her target salary, and has an opportunity to earn a bonus under the Company’s Management Incentive Compensation Plan (the “MICP”). Decisions regarding base salaries are made based upon individual performance, job responsibilities, experience and competitive practice determined by compensation surveys. The Committee’s policy is to target base salaries at or below peer industry medians and place a significant portion of targeted total annual compensation at risk tied to performance-based MICP objectives. The MICP is designed to motivate and reward key management employees whose efforts impact the performance of the Company and its divisions and subsidiaries through the achievement of financial performance targets and, in some instances, individual performance objectives. The Committee is responsible for approving the financial performance targets that are used to determine awards made under the MICP. Performance targets are based upon proposals submitted to the Committee by the Chief Executive Officer which, in turn, reflect the Company’s annual operating plan. The targets which may be used under the MICP by the Committee are: earnings before interest, taxes, depreciation and amortization (EBITDA); return on equity (ROE); return on sales; return on capital; cash flow; earnings; bookings; revenues; return on net capital employed (RONCE); stock price performance; and, economic value added (EVA). A target award percentage of base or peer industry median salary is established for each position eligible to participate in the MICP. Annual incentives were awarded to 279 employees for 2001 performance. The Committee is mindful of the unusual variances that occur in today’s financial arena in running corporations such as the Company. The Committee may take into account unusual items when applying the MICP targets to the actual results. Such items would include acquisitions, divestitures, recapitalizations, restructurings and other similar unforeseeable events. The Committee also considers industry-wide market conditions and peer performance.

Long-Term Incentives

          It is the policy of the Board to provide executives with incentives that are tied to the long-term performance of the Company. For this purpose, the Committee has granted stock options to the named executive officers and other executive officers pursuant to the Company’s Long-Term Incentive Plan. The Committee determined the number of options granted to each individual based on actual compensation and assumptions relating to stock price. The stock options were granted with an exercise price equal to fair market value on the date of grant. The options have a ten-year term and generally vest, or become exercisable, in increments of one-third over the first three years after the grant date. From time to time, stock options with a longer vesting period are awarded when retention is a key consideration. In addition, executive officers may elect to receive stock options in lieu of all or a portion of their annual salary. The options granted in lieu of salary vest and become fully exercisable at the end of the year for which they are awarded and have a four-year exercise period thereafter. In the event an employee terminates his or her employment before vesting, the options will vest on a pro rata basis, and in the event of an employee’s death or disability, the options will vest immediately. The Committee reviews each year whether employees who elect to receive stock options in lieu of salary should be reimbursed for benefits lost pursuant to their participation in this program.

          The Committee believes that the stock option program ties the individual executive’s compensation to the Company’s performance and directly links the executive’s personal interests to the interests of the Company and its stockholders. The Options in Lieu of Salary Program has provided increased capital appreciation opportunities for executive officers in a manner directly linked to stockholder value while causing the executive officers to substantially invest in the stock’s performance. The Committee periodically reviews the Options in Lieu of Salary Program to determine its effectiveness and appropriateness and will recommend to the Board the degree, if any, to which the Committee believes it should be modified.

Compensation of the CEO

          Mr. Erikson currently has a base salary of $630,000 which the Committee, based on a review of the compensation levels of chief executive officers of companies of comparable size in similar businesses, believes to be below the median salary level of such executives. He also received a bonus in the amount of $672,146 for 2001. For 2002, Mr. Erikson is eligible to receive a bonus based on a formula which targets 100 percent of his peer industry median salary and adjusts it to reflect Company performance primarily against EBITDA and ROE targets established by the Committee. Mr. Erikson elected to convert the equivalent of one year’s base salary to stock options under the Options in Lieu of Salary Program for each of the years from 1995 through 1999 and for the years 2001 and 2002. The number of options granted to Mr. Erikson under this program for 2002 was 95,455. These options become fully exercisable at the end of the year in which they are earned.

          The Committee believes that the total options awarded to Mr. Erikson under the Long-Term Incentive Plan are competitive with options granted to CEOs of comparable companies. Through the stock option award, a large percentage of Mr. Erikson’s compensation is tied directly to corporate performance and return to stockholders.

Tax Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of annual compensation that may be deducted by the Company in any year with respect to the Company’s Chief Executive Officer and each of its other four most highly compensated executive officers. Certain performance-based compensation approved by stockholders is not subject to this deduction limitation, and is, therefore, deductible.

          Options granted under the Company’s Amended and Restated Long-Term Incentive Plan and bonuses paid pursuant to the Management Incentive Compensation Plan generally will qualify as performance-based compensation and should be deductible. The Company intends to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, and, therefore, the Committee and/or the Board may from time to time, in circumstances it deems appropriate, award compensation in addition to these option grants and bonus payments that may not be deductible.

Summary

          The Committee believes that the total executive compensation program should link compensation to corporate and individual performance. The Committee will continue to review the compensation of the CEO and other executive officers on an annual basis.

COMPENSATION COMMITTEE,
Grant A. Dove, Chairman
C. Baker Cunningham
David Ross III

Stockholder Return Performance Graphs

Five-Year Graph

          The line graph below shows the cumulative total stockholder return on the Company’s Common Stock from December 31, 1996 to December 31, 2001, and compares it, over the same period of time, with the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the S&P Oil & Gas (Drilling & Equipment) Index. In each case, cumulative total return is calculated assuming a fixed investment of $100 on December 31, 1996, and the returns on the graph represent the value that each of these investments would have had at the end of each year shown.

	Dec. 31, 1996	Dec. 31, 1997	Dec. 31, 1998	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001
Cooper Cameron	100.00	159.48	64.05	127.94	172.71	105.52
S&P 500	100.00	131.01	165.95	198.35	178.24	154.99
S&P Oil & Gas (Drilling & Equipment)	100.00	152.01	85.76	115.49	155.48	104.49

Life of Company Graph

          The line graph below shows the cumulative total stockholder return on the Company’s Common Stock from July 5, 1995, when trading in the Company’s Common Stock commenced following the Company becoming an independent, publicly traded entity, to December 31, 2001, and compares it, over the same period of time, with the cumulative total return of the same two indices used for the Five-Year Graph, calculated in the same manner and representing the value that each of these investments would have had at the end of each year shown.

	July 5, 1995	Dec. 31, 1995	Dec. 31, 1996	Dec. 31, 1997	Dec. 31, 1998	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001
Cooper Cameron.	100.00	176.40	380.12	606.21	243.48	486.34	656.52	401.09
S&P 500	100.00	112.55	135.35	177.33	224.62	268.47	241.25	209.79
S&P Oil & Gas (Drilling & Equipment).	100.00	116.02	161.48	245.47	138.48	186.48	251.06	168.73

Executive Compensation Tables

          The following table presents information for the last three years concerning compensation paid to, or accrued for, the Chief Executive Officer and the other four most highly compensated executive officers of the Company during the last year (such officers other than the Chief Executive Officer, collectively referred to as the “other named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards (1)
Name and Principal Position	Year	Salary $ (2)	Bonus $	Other Annual Compensation $	Securities Underlying Options/SARs #	All Other Compensation $ (3)

Sheldon R. Erikson	2001	0	672,146	*(5)	353,594	33,941
Chairman, President and	2000	525,000	627,394	106,784 (4)	705,433	66,566
Chief Executive Officer	1999	0	792,099	90,775 (4)	330,452	15,315

Thomas R. Hix	2001	0	163,471	*(5)	104,697	8,099
Senior Vice President	2000	265,000	151,716	69,412 (4)	257,408	25,154
of Finance and Chief	1999	0	235,123	44,960 (4)	46,383	5,838
Financial Officer

A. John Chapman	2001	170,000	222,700	*(5)	76,848	19,072
Vice President and President,	2000	200,000	212,835	*(5)	33,951	14,443
Cooper Cameron Valves	1999	175,000	90,000	*(5)	35,000	8,937
Division

Franklin Myers	2001	0	132,390	*(5)	106,293	1,032
Senior Vice President	2000	265,000	0	85,036 (4)	91,555	22,774
	1999	0	187,115	34,603 (4)	50,165	5,510

William C. Lemmer (6)	2001	145,000	114,430	*(5)	35,000	12,860
Vice President, General	2000	235,000	105,985	*(5)	33,702	27,567	(7)
Counsel & Secretary	1999	111,324	74,129	*(5)	74,000	9,063	(7)

(1)	Columns dealing with “Restricted Stock Awards” and “LTIP Payouts” have been omitted since no restricted stock awards or LTIP payouts were awarded to the named executives.

(2)
Under the Cooper Cameron Stock Options in Lieu of Salary Program approved by the Board, certain officers and key management may elect to receive a percentage of base pay in non-qualified stock options under the Company’s Amended and Restated Long-Term Incentive Plan (“LTIP”). Certain of the named executive officers were granted non-qualified stock options in lieu of salary for the periods January 1, 1999 through December 31, 1999 and January 1, 2001 through December 31, 2001 under the Program. The 2001 salaries for the named executive officers for which options could be taken in lieu were: for Mr. Erikson, $600,000; for Mr. Hix, $280,000; for Mr. Chapman, $220,000; for Mr. Myers, $275,000; and for Mr. Lemmer, $245,000.

(3)
The figures in this column for 1999, 2000 and 2001 include the Company’s contributions to the Cooper Cameron Corporation Retirement Savings Plan, the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan and amounts paid by the Company for excess life insurance and basic life premiums.

(4)	Includes cash or deferred payment for loss of benefits due to participation in the Options in Lieu of Salary Program.

(5)	Perquisites and other personal benefits paid or distributed did not exceed the lesser of $50,000 or 10 percent of this individual’s total salary and bonus.

(6)	Mr. Lemmer joined the Company as an officer in July 1999.

(7)	Included in this amount is reimbursement for relocation expenses of $3,630 for 1999 and $12,140 for 2000.

           The following table presents information concerning the grant of options during 2001 to the Chief Executive Officer and the other named executive officers.

OPTION/SAR GRANTS IN 2001

	Individual Grants					Grant Date Present Value ($)(3)
Name	Number of Securities Underlying Options/SARs Granted (number of shares)(1)		Percent of Total Options Granted to Employees in 2001	Exercise or Base Price Per Share (2)	Expiration Date

Sheldon R. Erikson	194,000		9.2	33.00	11/15/2011	2,674,562
	95,455	(5)	4.5	33.00	1/1/2007	1,315,981
	40,823	(4)	1.9	70.06	5/8/2007	1,194,844
	23,316	(4)	1.1	70.06	10/9/2008	682,434

Thomas R. Hix	60,000		2.8	33.00	11/15/2011	827,184
	44,697	(5)	2.1	33.00	1/1/2007	616,211

A. John Chapman	42,000		2.0	33.00	11/15/2011	579,029
	34,848	(5)	1.7	33.00	1/1/2007	480,428

Franklin Myers	50,000		2.4	33.00	11/15/2011	689,320
	43,636	(5)	2.1	33.00	1/1/2007	601,583
	12,657	(4)	0.6	65.40	5/8/2007	345,816

William C. Lemmer	35,000		1.7	33.00	11/15/2011	482,524

(1)	These shares were granted under the Company’s Long-Term Incentive Plan.

(2)
The exercise price of each option is equal to the fair market value of the Company’s shares on the date of grant of the option. The exercise price may be paid in cash, or, in certain instances, by tendering already owned Cooper Cameron Common Stock having a fair market value on the date of exercise equal to the exercise price, except as noted in footnote (4).

(3)
The grant date present value is determined using the Black-Scholes option pricing model assuming an expected stock price volatility of .533, a risk-free interest rate of 4.5 percent, a weighted average expected option life of 3.3 years (or remaining time to expiration, if shorter) and no dividend yield. The actual value, if any, that may be realized will depend on the market price of the Company’s Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in the Company’s stock price.

(4)
These shares were granted under the reload feature of the Amended and Restated Long-Term Incentive Plan and vested in full on the date of grant. The exercise price of each option is equal to the closing price on the New York Stock Exchange of the Company’s shares on the day preceeding the date of grant.

(5)	These shares were granted under the Options in Lieu of Salary program, vest in full in one year and have a five-year term.

           The following table presents information concerning exercises of stock options during 2001 and the unexercised options held at the end of 2001 by the Chief Executive Officer and the other named executive officers.

AGGREGATED OPTION/SAR EXERCISES IN 2001
AND 12/31/2001 OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/01 (#)		Value of Unexercised In-the-Money Options/SARs at 12/31/01 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Sheldon R. Erikson	110,001	4,369,174	706,464	492,435	700,803	2,130,389

Thomas R. Hix	0	0	326,296	173,143	656,487	770,570

A. John Chapman	0	0	69,641	112,698	396,844	565,601

Franklin Myers	19,513	606,074	122,824	168,573	219,121	689,161

William C. Lemmer	0	0	47,468	85,234	36,400	294,000

(1)	Values are based on the difference between the exercise price and the closing price of $40.36 per share of Common Stock on the New York Stock Exchange on the last trading day of 2001.

          The following table presents information concerning the estimated annual retirement benefits payable to the Chief Executive Officer and the other named executive officers under the Cooper Cameron Corporation Retirement Plan upon retirement at age 65.

PENSION PLAN TABLE

Name	Year Individual Reaches Age 65	Annual Estimated Benefit at Age 65 ($)

Sheldon R. Erikson	2006	106,946

Thomas R. Hix	2012	78,081

A. John Chapman	2006	54,050

Franklin Myers	2017	90,013

William C. Lemmer	2009	34,205

          For each of the individuals shown in the Summary Compensation Table, the table above shows the year each attains age 65 and the projected annual pension benefit at age 65. The retirement benefit is based on a cash balance formula whereby the balance is increased each year by interest and salary credit. The salary credit is 4% of the executive’s annual compensation up to the Social Security Wage Base and 8% for compensation over the Wage Base. The annual pension benefit is the annuity which can be provided by the cash balance account at retirement. The calculation is based on the following assumptions: benefits paid on a straight-life annuity basis; year 2001 annuity conversion factors, including an interest rate of 6.35%; year 2001 compensation projected each year based on the age-weighted salary scale used in the actuarial valuations (ranging from 3.0% to 7.5% in these calculations); an assumed 3% per annum increase in the Social Security Wage Base; and an interest crediting rate of 5.95%. Amounts under the Cooper Cameron Corporation Supplemental Excess Defined Benefit Plan are included in the Annual Estimated Benefit. Projected annual benefits change each year to reflect actual compensation and, in some years, changes in assumptions.

Employment, Termination and Change of Control Arrangements

          The Company has employment agreements containing certain termination and/or severance provisions with Messrs. Erikson, Hix and Myers. The Company also has an Executive Severance Policy for and Change of Control Agreements with other executive officers including Messrs. Chapman and Lemmer.

          The agreements with Messrs. Erikson, Hix, and Myers provide for specific terms of employment, including base salary, bonus and benefits over specified periods of time and for severance benefits and certain benefits should a Change of Control, as defined below, occur. The agreements were unanimously approved by the independent members of the Board of Directors.

          The agreement between the Company and Mr. Erikson has a term of three years, which is automatically extended on a monthly basis. The agreement provides that Mr. Erikson: will receive a salary of not less than $525,000 a year and a bonus as provided under the Company’s Management Incentive Compensation Plan or any other bonus plan adopted by the Board of Directors for executive officers; will participate in the Cooper Cameron Corporation Salaried Employees’ Retirement Plan (a defined benefit plan) and the Long-Term Incentive Plan; and will be eligible to participate in the Cooper Cameron Corporation Retirement Savings Plan (a defined contribution plan), the Employee Stock Purchase Plan and any other plans generally available to employees of the Company during his employment. The agreements between the Company and Messrs. Hix and Myers have substantially the same terms as those described above for Mr. Erikson, except that these agreements have a term of one year, which is automatically extended on a yearly basis. The agreement provides that Messrs. Hix and Myers receive a salary of not less than $265,000 per year.

          If any of these executives terminates due to death, retirement, disability or without Good Reason, as defined below, or is terminated by the Company for cause, no salary or other benefits are payable under the agreements. However, if termination occurs by discharge without cause or by the executive with Good Reason, Mr. Erikson is entitled to an amount equal to three times the sum of: the highest base pay during any of the last three years (or its equivalent if paid in compensation other than cash); the higher of the maximum bonus award that he could earn during the current year or the highest bonus he received during any of the three preceding years; and, the value at the time of grant of the highest stock option award he received during any of the five preceding years. Messrs. Hix and Myers are entitled to two times base salary and bonus calculated in the same manner as in Mr. Erikson’s agreement. They are also entitled to certain other payments relating to benefit plans applicable to all employees. “Good Reason” for termination includes any of the following events which occur without employee consent: a change in status, title(s) or position(s) as an officer of the Company which is not a promotion; a reduction in base salary; termination of participation in an ongoing compensation plan; relocation; failure of a successor to assume the agreement; termination by the Company other than as provided in the agreement; prohibition from engaging in outside activities permitted by the agreement; or any continuing material default by the Company in the performance of its obligations under the agreement.

          The agreements with Messrs. Erikson, Hix and Myers also provide for certain benefits in the event of a Change of Control. Each of these officers is entitled under the agreements to accelerated vesting of options granted under the Company’s Long-Term Incentive Plan and to tender shares of Common Stock to the Company, including those acquired by the exercise of stock options following an accelerated vesting, in proportion to the total number of shares actually tendered and at the tender offer price or fair market value of any exchange security. Each of these officers is also entitled under the agreements to tender to the Company options, including those accelerated, in exchange for an amount equal to the Black-Scholes value of such options using the highest such valuation during the one-year period prior to the Change of Control. If either Mr. Hix or Mr. Myers is discharged without cause or resigns for Good Reason in conjunction with, and within two years of, a Change of Control, he is, in lieu of his termination benefits summarized above, entitled to a severance package which includes a payout equal to three times his base salary, bonus, and option grant, each calculated in accordance with the same provisions as found in Mr. Erikson’s agreement described above. These agreements also provide that if any payments made to the executive officer would cause the executive officer to be subject to an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then the Company will pay the executive officer an excise tax premium in a sufficient amount to make the executive officer whole with respect to any additional tax that would not have been payable but for the excise tax provision. A “Change of Control” of the Company will occur for purposes of these agreements if (i) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; (ii) the current members of the Board, or subsequent members approved by two-thirds of the current members, no longer comprise a majority of the Board; (iii) the Company is merged or consolidated with another corporation or entity and the Company’s stockholders own less than 80% of the outstanding voting securities of the surviving or resulting corporation or entity; (iv) the Company acquires another entity or the assets of another entity for consideration, whether cash, securities or a combination thereof, which equals or exceeds 20% of the value of the Company’s then outstanding shares of Common Stock; (v) a tender offer or exchange offer is made and consummated by a person other than the Company for the ownership of 20% or more of the Company’s voting securities; or (vi) there has been a disposition of all or substantially all of the Company’s assets.

          The Executive Severance Policy for other senior level executives, including Messrs. Chapman and Lemmer, sets forth certain salary and benefit rights in the event of the termination of employment. The Executive Severance Policy provides for salary and benefit continuation of 12 months for a covered executive if his or her employment with the Company is terminated by the Company for any reason other than cause.

          The Change of Control agreements with seven other executive and senior-level officers, including Messrs. Chapman and Lemmer, entitle the executive to substantially the same benefits provided to Messrs. Hix and Myers under their employment agreement in the event of a Change of Control, except that under these agreements a Change of Control resulting from a merger or consolidation does not occur unless the Company’s stockholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity.

OTHER BUSINESS

          The Board does not know of any business that will properly come before the Meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

          The following table lists the stockholders known by the Company to have been the beneficial owners of more than five percent of the Common Stock outstanding and entitled to be voted at the Meeting as of December 31, 2001:

Name and Address of Beneficial Owner	Shares of Common Stock	Percent of Common Stock

FMR Corp. (1)	6,704,760	12.425
82 Devonshire Street
Boston, MA 02109-3614

J.P. Morgan & Co., Incorporated (2)	4,671,146	8.6
270 Park Ave.
New York, NY 10017

Neuberger Berman, Inc. (3)	3,329,275	6.17
605 Third Ave.
New York, NY 10158

Massachusetts Financial Services Company (4)	3,035,048	5.6
500 Boylston Street, 15th Flr.
Boston, MA 02116

(1)
According to a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) by FMR Corp., as of December 31, 2001, Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,666,660 shares or 12.355% of Common Stock. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 6,666,660 shares owned by the Funds, but neither FMR Corp nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 38,100 shares or 0.071% of Common Stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 38,100 shares and sole power to vote or to direct the voting of 38,100 shares of common stock owned by the institutional account(s).

(2)
According to a Schedule 13G filed with the SEC by J.P. Morgan Chase & Co., Incorporated, dated February 12, 2002, J.P. Morgan Chase had sole voting power over 3,351,345 shares of Common Stock, shared voting power over 11,568 shares, sole dispositive power over 4,516,060 shares and shared dispositive power over 95,750 shares.

(3)
According to a Schedule 13G filed with the SEC by Neuberger Berman, Inc., dated February 11, 2002, Neuberger Berman had sole voting power over 1,448,450 shares of Common Stock, shared voting power over 1,603,600 shares, sole dispositive power over zero shares and shared dispositive power over 3,329,275 shares. In addition, employee(s) of Neuberger Berman, LLC and Neuberger Berman Management, Inc. own 83,800 shares.

(4)
According to a Schedule 13G filed with the SEC, dated February 11, 2002, Massachusetts Financial Services Company had sole voting power over 2,971,706 shares of Common Stock and sole dispositive power over 3,035,048 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act of 1934 requires directors and executive officers of the Company, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on its review of the copies of such reports, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2001, its directors, executive officers and stockholders with holdings greater than ten percent complied with all applicable filing requirements.

Stockholder Nominations and Proposals for the 2003 Annual Meeting

          In order for a stockholder to be eligible to submit a nomination or proposal to the Meeting the stockholder must (1) be a stockholder of record when submitting a nomination or proposal and on the record date, and (2) comply with the Company Bylaw provisions on timely notice and proper form.

          The Bylaws, in their pertinent parts, provide:

          To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders [May 9,
2002]. . ., [and]

          To be in proper written form, a stockholder’s notice to the Secretary [of a director nomination] must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

          To be in proper written form, a stockholder’s notice [of a proposal] to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Stockholder Proposals for Inclusion in the 2003 Proxy Statement

          Stockholders’ proposals intended to be included in the Company’s 2003 Proxy Statement and presented at the 2003 Annual Meeting should be sent by certified mail, return receipt requested, and must be received by the Secretary of the Company at its principal executive offices on or before November 25, 2002, in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. In order to be eligible to submit a proposal, a stockholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s securities, beneficially or of record, entitled to be voted on the proposal at the meeting for at least one year by the date the proposal is submitted. The stockholder must continue to hold those securities through the date of the meeting. Additionally, the proposal must meet the requirements for stockholder proposals set out in the preceding section and the proxy rules of the Securities and Exchange Commission.

SOLICITATION OF PROXIES

          The Company has provided proxy materials to banks, brokers, and other financial fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of Common Stock. In addition, solicitation of proxies may be made by directors, officers or employees of the Company. The cost of soliciting proxies and related services will be borne by the Company.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON
FORM 10-K

          Copies of Cooper Cameron’s Annual Report to Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, are available without charge to stockholders as of the Record Date upon written request to the Vice President, Investor Relations, Cooper Cameron Corporation, 1333 West Loop South, Suite 1700, Houston, Texas 77027.

By Order of the Board of Directors,

William C. Lemmer
Vice President, General Counsel and Secretary

PROXY

COOPER CAMERON CORPORATION
Proxy for Annual Meeting of Stockholders
May 9, 2002
Solicited on Behalf of the Board of Directors

The undersigned stockholder of Cooper Cameron Corporation (“Cooper Cameron”) appoints each of Sheldon R. Erikson and William C. Lemmer, proxy, with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of Cooper Cameron on Thursday, May 9, 2002, at 10:00 a.m. (central time) at the Cooper Cameron corporate headquarters, 1333 West Loop South, Suite 1700, Houston, Texas, and at any adjournments thereof, with all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED: FOR THE NOMINEES FOR DIRECTOR (DAVID ROSS III AND BRUCE W. WILKINSON), FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS FOR 2002, AND IN THE DISCRETION OF THE PROXY ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This card also constitutes voting instructions for any shares held for the stockholder in the Cooper Cameron Retirement Savings Plan and Cooper Cameron sponsored Individual Account Retirement Plans, as described in the Notice of Meeting and Proxy Statement.

Comments:	(Please sign and date on the reverse side)

(If you have written in the above space, please mark the “comments” box on the reverse side of this card.)
SEE REVERSE SIDE

/\   FOLD AND DETACH HERE   /\

COOPER CAMERON CORPORATION
Annual Meeting of Stockholders
10:00 a.m.
May 9, 2002

Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas

       Agenda
  Call to order
  Introduction of Directors and Officers
  Election of Directors
  Ratification of the Appointment of Independent Auditors for 2002
  Chairman’s Report
  General Question and Answer Period

This is your proxy. Your vote is important. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.

[X]	Please mark your votes as in this example.	5973

The Board of Directors recommends a vote FOR all nominees.

	FOR	WITHHELD					FOR	AGAINST	ABSTAIN
1.	[_]	[_]	Election of Directors		Comments [_] (see reverse)	2. Ratification of the Appointment of Independent Auditors for 2002	[_]	[_]	[_]
			Nominees:	01. David Ross III 02. Bruce W. Wilkinson
					I plan to attend [_] the meeting.		.
To withhold your vote for any nominee(s), write the name(s) here:

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE (S)	DATE

/\   FOLD AND DETACH HERE  /\

INTERNET AND TELEPHONE VOTING INSTRUCTIONS

You may use the internet or telephone to vote your shares electronically, 24 hours per day, 7 days a week. To access the internet or telephone voting system, you must use the control number printed in the box above.

To Vote by Internet:

Log on to http://www.eproxyvote.com/cam. Follow the instructions on the screen.

To Vote by Phone:

Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683). Shareholders residing outside the United States, Canada and Puerto Rico should call 1-201-536-8073.
Use the Control Number located in the box above. Follow the recorded instructions.